Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact: Investor Relations	Media Relations
Matt Shimao	Karin Bakis
508.323.1198	508.323.1562
matt_shimao@3com.com	karin_bakis@3com.com

3COM REPORTS FISCAL Q3 RESULTS

MARLBOROUGH, Mass., March 18, 2004 - 3Com Corporation (Nasdaq: COMS) today reported financial results for its third quarter of fiscal year 2004 ended February 27, 2004.

Revenues for the quarter were $172 million. Gross margins were $60 million, or 35 percent of revenues. Operating expenses were $144 million, including $40 million of restructuring charges. The net loss was approximately $86 million, or $0.22 per share.

These results have been presented on a U.S. GAAP (Generally Accepted Accounting Principles) basis and the net loss per share of $0.22 is not comparable to First Call EPS estimates.

The company ended the quarter with $1.4 billion in cash and short-term investments.

NOTE: Attached is the full text of 3Com’s prepared remarks for the Q3 financial results conference call. Additional financial data is also attached.

Safe Harbor

This press release and Mr. Claflin’s and Mr. Slaven’s remarks on the quarterly results contain forward-looking statements within the meaning of the federal securities laws, including statements regarding the following: the expected decline in the sale of our desktop, mobile, and server connectivity products during our fourth fiscal quarter; the expected modest increase in sales across the balance of our product portfolio during our fourth fiscal quarter; total revenues for our fourth fiscal quarter; gross margins over the remainder of our fiscal year; the expected decline in sales and marketing, research and development, and general and administrative expenses, combined; the cash and short term investment position for the remainder of the fiscal year; weeks of channel inventory over the remainder of the fiscal year; the execution of our strategy; the interest of chief information officers in beginning new projects and the nature of such projects; the growth of the industry; the environment for our solutions; current and anticipated industry growth in the wireless, security, and IP telephony product categories; the projected advantages of our outsourced manufacturing model, particularly as related to costs, cash utilization, and flexibility; the success of our outsourced manufacturing model; the enhancement of our go-to-market capabilities and our channel coverage; our ability to support a smaller number of high value-add resellers; our new channel partner program; the recruitment of VARs that focus on the mid-tier enterprise market; the implementation of more effective coverage models; and our goal of having more effective channel segmentation, more profitable partners, and more efficient coverage for 3Com. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially, including the following: possible fluctuations in the demand for our products and in economic conditions affecting the markets for our products; our ability to successfully manage costs and expenses; possible delays or inability to collect accounts receivable; continued or increased reductions in capital spending in the technology and networking sectors; technological changes and trends in the networking sector; possible development or marketing delays relating to our product offerings or the product offerings of the joint venture with Huawei Technologies; our ability to plan and forecast channel and company inventory; possible defects in our product offerings or the product offerings of the joint venture with Huawei Technologies; the introduction of new products by competitors or entry of new competitors into the markets for our products or the markets for the products of the joint venture with Huawei Technologies; expected volatility in our stock price; and the possibility of legal disputes. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in 3Com’s most recent filings with the Securities and Exchange Commission, including 3Com’s Annual Report on Form 10-K for the fiscal year ended May 30, 2003 and Quarterly Report on Form 10-Q for the period ended November 28, 2003. 3Com undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

About 3Com Corporation

3Com is a leading provider of innovative, practical and high-value voice and data networking products, services and solutions for enterprises of all sizes and public sector organizations. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.

# # #

3Com and the 3Com logo are registered trademarks of 3Com Corporation. All other company and product names may be trademarks of their respective holders.

Comments on the Third Quarter of Fiscal 2004
To be delivered during the analyst conference call by
Mark Slaven, 3Com executive vice president and chief financial officer

I will now take you through our financial results for the third quarter of fiscal 2004.

Revenue

Revenues for the quarter were approximately $172 million, and consisted of approximately $23 million from desktop, mobile, and server connectivity products and $149 million from the balance of the portfolio.

•                  Revenue in the Americas declined by $4 million sequentially, driven by a $4 million decline in sales of desktop, mobile, and server connectivity products.

•                  Revenue in EMEA declined by approximately two percent sequentially.

•                  Revenue in the Asia Pacific region declined by approximately $5 million sequentially driven by a decline in sales of enterprise products of $3 million into China and Japan, primarily as a result of the new OEM pricing structure for sales into the Huawei-3Com Joint Venture, and a decline of approximately $4 million in sales of desktop, mobile, and server connectivity products.

Revenue from wireless, voice, and security products combined grew sequentially. Revenue from the sale of products sourced from the Joint Venture grew modestly over the prior quarter.

Gross Margin

Gross margins were 35 percent, a sequential increase of approximately four points. The increase was driven by cost reductions, improved mix, and reduced discounting over the prior period.

Operating Expenses

Total operating expenses were approximately $144 million, including approximately $40 million in restructuring charges and $1 million in amortization of intangibles. The $40 million in restructuring charges consisted of the following:

1)              $21 million in net expenses related to facilities and exiting Dublin manufacturing;

2)              $17 million in severance-related expenses; and

3)              $2 million in miscellaneous other asset related expenses.

Sales and marketing expenses, research and development expenses, and general and administrative expenses collectively were $103 million, a sequential decrease of $9 million.

The number of full time employees at the end of Q3 was approximately 2,100, as compared to approximately 2,900 at the end of the prior quarter.

Operating Loss

The operating loss was approximately $84 million.

Gain/(Loss) on Investment

There was a net gain on equity investments of approximately $1 million.

Interest and Other Income

Interest and other income, net, was approximately $4 million.

Income Tax Provision

The provision for income taxes was $1.6 million.

Equity Interest in Unconsolidated Joint Venture

In Q3 we recorded a loss of approximately $4 million as our portion of the loss in the unconsolidated Joint Venture. For its first fiscal period beginning on November 17, 2003 and ending on December 31, 2003, the Joint Venture recorded revenues of approximately $15 million and a net loss of approximately $8 million. Included in the net loss was $4 million of amortization of intangibles.

Net Loss, Net Loss per Share, Shares Outstanding

The net loss was approximately $86 million.

The net loss per share was 22 cents.

Basic shares outstanding for Q3 were approximately 385 million, up approximately 10 million shares from the prior quarter primarily due to stock option exercises. We did not repurchase any shares during the quarter.

Stock Options Outstanding

Stock options outstanding at the end of Q3 were approximately 61 million, down from the previous quarter’s ending balance of 74 million.

Cash and Short Term Investments

Cash and short-term investment balances were $1.37 billion.

•                  Cash used in operations was approximately $71 million, including $30 million in separation related payments.

•                  Cash used in investing activities was approximately $3 million. Capital expenditures of approximately $4 million were offset by approximately $1 million from the sale of equity investments and equipment.

•                  Cash from financing activities was approximately $48 million, primarily due to proceeds from stock option exercises.

Forward-Looking Guidance

My remaining comments will include forward-looking statements about various matters pertaining to fiscal 2004. Please refer to the safe harbor language in the earnings release, available on our website, for factors that could cause actual results to vary.

•                  Sales of desktop, mobile, and server connectivity products, which include NICs, PC cards, and related ASICs, are likely to decline by forty percent in Q4. Sales across the balance of the product portfolio are expected to increase sequentially by approximately five to seven percent as we are encouraged by an increase in the number and size of the deals in our pipeline of opportunities. In aggregate, total revenues are expected to be flat to slightly up sequentially.

•                  We expect gross margins to increase by two to four points in Q4 as we realize the full benefits of the manufacturing outsourcing action.

•                  Sales and marketing, research and development, and general and administrative expenses, combined, are expected to decline to approximately $100 million in Q4.

•                  Reaffirming last quarter’s guidance, we expect cash and equivalents and short term investments to remain above $1.3 billion at the end of the fiscal year.

•                  We ended Q3 with approximately 4.5 weeks of channel inventory, equivalent to Q2. We expect to end the fiscal year with no greater than 4.5 weeks of channel inventory.

Comments on the Third Quarter of Fiscal 2004

To be delivered during the analyst conference call by

Bruce Claflin, 3Com president and chief executive officer

3Com continues to make progress in the execution of our strategy, against an improving industry backdrop.

Going back one or two years, the industry was in free fall as customers’ capital expenditure budgets were changed frequently; almost always downward. Only those projects that were essential to business continuity or had a near term, hard dollar ROI were funded. Compared to then, the situation is improved. Budgets tend to be more predictable and more projects are being pursued by the CIO, some of which are more strategic in nature. So while we are a long way from the “good old days” of the late 90’s, we do believe the industry is again growing, albeit modestly.

The difficulties our industry experienced have created an environment that we believe favors our value proposition. That value proposition has three elements—tier 1 vendor support, an innovative, feature rich line of products, and excellent value. In a time of controlled budgets and demanding ROI thresholds, we believe this value proposition will resonate with our targeted customer segments.

Further, there are certain segments of the industry that are showing signs of higher growth such as wireless, security, and IP telephony. 3Com participates in all three of these segments and during Q3 revenues from these products in aggregate grew over 10% sequentially. We also strengthened product lines sourced from our joint venture, Huawei-3Com, by introducing the 3Com Switch 7700R, a convergence-ready modular switch with enterprise-class resiliency. As a result, our revenue from sale of enterprise networking products, excluding the effects of the transfer of 3Com China and Japan to our joint venture, was flat sequentially in what would normally be a seasonally slow quarter. Further, the Americas region also held enterprise revenues flat sequentially in what would normally be a seasonally slow quarter.

A major milestone was achieved in Q3 as we completed our previously announced manufacturing transition from our Dublin, Ireland plant to our partners, Flextronics and Jabil. As a result, our manufacturing is entirely outsourced. This gives us several advantages in terms of costs, cash utilization, and flexibility. This effort was an enormous undertaking and it did create challenges as some product shipments were deferred till later in the quarter. However, it has been successfully completed and we are fully operational on the outsourced model going into Q4.

Another major initiative is to enhance our go-to-market capabilities. To that end, in the United States we have brought in several new senior leaders, each of whom has deep experience in enterprise networking. Around the world, we are enhancing our channel coverage. Our goal is to more effectively support a smaller number of high value-add resellers; partners who commit substantial resources to the sale of 3Com enterprise-class solutions and receive margins and support commensurate with their investments. To this end, in Q4 we will add a new channel partner program called Vision Partners. This program will be targeted to a small number of leading edge, global system integrators and service providers who will have the capability to sell many tens of millions of dollars of 3Com products a year. We have not participated in these channels in any major way in the past but they will be an important part of our strategy going forward.

While much of our work over the past few quarters has been on expanding our channels, we believe we can also be more successful in existing channels. We have a broad and deep channel covering SMBs, largely through a two-tier distribution model. We will be working with our distributors to target recruitment of VARs that focus on the mid-tier enterprise market. Plus, we are implementing more effective coverage models on the second-tier using a mix of in-bound and out-bound sales coverage. The goal is to have more effective channel segmentation, more profitable partners, and more efficient coverage from 3Com.

That concludes our prepared remarks. Mark and I would be glad to take your questions.

3Com Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Nine Months Ended
	February 27, 2004	November 28, 2003	February 28, 2003	February 27, 2004	February 28, 2003

Sales	$171,769	$181,891	$216,503	$515,539	$757,866
Cost of sales	111,500	124,941	120,465	348,376	399,540

Gross margin	60,269	56,950	96,038	167,163	358,326

Operating expenses:
Sales and marketing	61,846	65,637	61,660	190,090	178,498
Research and development	23,776	24,421	26,350	75,124	86,130
General and administrative	17,599	21,784	23,952	63,522	72,367
Restructuring charges	39,534	58,892	52,144	147,050	128,911
Amortization and write down of intangibles	1,071	1,095	1,705	5,553	8,804
Loss on land and facilities, net	—	—	—	—	887

Total operating expenses	143,826	171,829	165,811	481,339	475,597

Operating loss	(83,557)	(114,879)	(69,773)	(314,176)	(117,271)
Gains (losses) on investments, net	880	(12,252)	(14,570)	(11,314)	(33,122)
Interest and other income, net	3,612	3,808	5,177	11,364	18,683

Loss from continuing operations before income taxes, equity interest in unconsolidated joint venture, and cumulative effect of change in accounting principle	(79,065)	(123,323)	(79,166)	(314,126)	(131,710)

Income tax provision (benefit)	1,626	1,500	(7,213)	(2,909)	179
Equity interest in unconsolidated joint venture	(4,196)	(12,593)	—	(16,789)	—

Loss from continuing operations before cumulative effect of change in accounting principle	(84,887)	(137,416)	(71,953)	(328,006)	(131,889)

Discontinued operations, net of taxes (1)	(685)	(1,565)	(7,289)	(2,541)	(68,000)
Cumulative effect of change in accounting principle (1)	—	—	—	—	(45,447)

Net loss	$(85,572)	$(138,981)	$(79,242)	$(330,547)	$(245,336)

Basic and diluted loss per share:
Continuing operations	$(0.22)	$(0.37)	$(0.20)	$(0.87)	$(0.36)
Discontinued operations	—	—	(0.02)	(0.01)	(0.19)
Cumulative effect of change in accounting principle	—	—	—	—	(0.13)

Net loss	$(0.22)	$(0.37)	$(0.22)	$(0.88)	$(0.68)

Shares used in computing basic and diluted per share amounts	385,019	375,332	361,020	376,077	359,266

(1)  During the quarter ended November 29, 2002, we completed the transitional goodwill impairment evaluation prescribed by FAS 142 and recorded a charge totaling approximately $65.6M effective June 1, 2002.  Of this amount $45.4M is presented as cumulative effect of change in accounting principle, and $20.2M is included in discontinued operations, net of taxes.

3Com Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	February 27, 2004	May 30, 2003
ASSETS

Current assets:
Cash and short-term investments	$1,366,007	$1,484,588
Accounts receivable, net	86,971	90,290
Inventories	21,171	27,068
Other current assets	58,035	51,234

Total current assets	1,532,184	1,653,180

Deferred income taxes	2,611	2,211
Property & equipment, net, and assets held for sale	147,850	350,073
Investment in joint venture	143,281	—
Goodwill, intangibles, deposits, and other assets	42,731	56,896

Total assets	$1,868,657	$2,062,360

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$96,837	$105,583
Accrued liabilities and other	250,442	233,239
Current debt obligations	—	346

Total current liabilities	347,279	339,168

Other long-term obligations	15,936	4,595
Stockholders’ equity	1,505,442	1,718,597

Total liabilities and stockholders’ equity	$1,868,657	$2,062,360

Additional Financial Data

(in thousands, except percentages and per share amounts)

(unaudited)

Sales by Geography

	Three Months Ended
	February 27, 2004	November 28, 2003	$ Change	% Change

Americas	$56,889	$60,924	$(4,035)	-7%
Europe, Middle East and Africa	86,451	87,979	(1,528)	-2%
Asia Pacific Rim	28,429	32,988	(4,559)	-14%

Total Sales	$171,769	$181,891	$(10,122)	-6%

Stock Options

			Outstanding Options as of February 27, 2004
Range of exercise prices			Number of shares	Weighted average exercise price

$ 0.13	-	4.29	5,840	$4.21
4.30	-	5.10	8,394	4.83
5.12	-	5.54	13,380	5.38
5.55	-	6.09	10,345	5.92
6.10	-	10.09	13,721	8.20
10.11	-	21.57	9,661	13.44

Total			61,341	$7.18